Exhibit 99.1
                              [CYBERLUX LETTERHEAD]

December 10, 2004

Dear Cyberlux Security Holder:

We are pleased to advise you that the Company has concluded a $1.5 million financing agreement with NIR Partners whereby funding for the manufacturing tools for the Cyberlux Reliabright product series has been secured. In connection with the financing, and SB-2 Registration Statement and a Schedule 14C which documented an increase in capitalization from 100 million common shares authorized to 300 million common shares authorized were filed with the U.
S. Securities and Exchange Commission (SEC) on October 14, 2004 with the Registration Statement declared effective by the SEC on November 12, 2004.

The Company has continued to move forward in development of its distribution channels for commercial, retail, security and military sales in anticipation of scheduled product inventory increases during early 2005. The success of the Reliabright ELS and ELU series as emergency lighting solutions led to the development of the Cyberlux Cyclone Power Light Plant (see attached information sheet). The Cyclone PLP is a rugged portable system that provides both power and light when electrical service has been disrupted or is otherwise unavailable. The flexible lens head of the device offers alternatives as a spot light, a rigidly positionable work light or, when rotated a full 180 degrees, a pleasant table lamp with up to 60 hours of light life from each charge. The Cyberlux custom sealed Constacharge(TM) battery, which provides extra power to recharge cell phones or other DC devices, remains fully charged by its compact cable AC connection to a wall outlet or may be recharged by its compact DC cable connection to a vehicle's charging port.

We will announce the retail location availability of the Cyclone PLP in our next letter to shareholders as well as the new cabinet/closet modular fixture currently in development. We look forward to a very exciting year for our Company in 2005 and express our sincere best wishes to you and your loved ones for a safe and health filled holiday season.

Cordially,
Cyberlux Corporation

/s/ MARK D. SCHMIDT
-------------------
Mark D. Schmidt,
President

/s/ DONALD F. EVANS
-------------------
Donald F. Evans,
Chairman

Attachment